Exhibit 99.1

1200 RIVERPLACE BOULEVARD — JACKSONVILLE, FL 32207-1809 — (904) 346-1500

November 12, 2010	For more information:
Nancy Murphy
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 346-1506
nmurphy@steinmart.com

STEIN MART, INC. ANNOUNCES SPECIAL DIVIDEND OF $0.50 PER SHARE

JACKSONVILLE, FL – Stein Mart, Inc. (NASDAQ: SMRT) today announced that its Board of Directors declared a special dividend of $0.50 per common share.

“Over the past two years, we have restored profitability and significantly strengthened our balance sheet and cash position, which totaled $80.5 million at third quarter end,” commented David H. Stovall, president and chief executive officer. “Based on our confidence in the business and its ability to generate cash flow to fund store growth and other capital needs, we believe it is appropriate to return cash to our shareholders with this special dividend.”

The dividend is payable on December 22, 2010 to shareholders of record on December 8, 2010 and is expected to total approximately $22 million.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	continued consumer sensitivity to economic conditions

•	on-going competition from other retailers

•	changing preferences in apparel

•	the effectiveness of advertising, marketing and promotional strategies

•	ability to negotiate acceptable lease terms with current landlords

•	ability to successfully implement strategies to exit under-performing stores

•	unanticipated weather conditions and unseasonable weather

•	adequate sources of merchandise at acceptable prices

•	the Company’s ability to attract and retain qualified employees

•	disruption of the Company’s distribution system

•	acts of terrorism

and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

Additional information about Stein Mart, Inc. can be found at www.steinmart.com